Exhibit 99.2

Independent Accountants’ Report

The Board of Directors

HSBC Finance Corporation:

We have examined management’s assertion that the servicing of credit card receivables owned by the Metris Master Trust (the receivables) has been conducted by HSBC Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in the Fourth Amended and Restated Pooling and Servicing Agreement (the “Agreement”) dated as of December 1, 2005, as of and for the year ended December 31, 2006. HSBC Finance Corporation’s management is responsible for the assertion. Our responsibility is to express an opinion on management’s assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of receivables has been conducted in compliance with the terms and conditions of the Agreement, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of the receivables has been conducted by HSBC Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in the Fourth Amended and Restated Pooling and Servicing Agreement dated as of December 1, 2005, as of and for the year ended December 31, 2006, is fairly stated, in all material respects.

This report is intended solely for the information and use of the addressee and is not intended to be and should not be used by anyone other than this specified party.

/s/ KPMG LLP

Chicago, Illinois

March 5, 2007

Management Assertion

As of and for the year ended December 31, 2006, the servicing of credit card receivables owned by the Metris Master Trust has been conducted by HSBC Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in the Fourth Amended and Restated Pooling and Servicing Agreement dated as of December 1, 2005.

On behalf of the Servicer /s/ Joyce Bevacqua Joyce Bevacqua Servicing Officer HSBC Finance Corporation March 5, 2007 Date

On behalf of HSBC Card Services Inc, as subservicer for the Servicer

/s/ Michael A. Reeves
Michael A. Reeves
Executive Vice President and

Chief Financial Officer
HSBC Card Services Inc.

March 5, 2007
Date

/s/ Stephen C. Basilotto Stephen C. Basilotto Executive Vice President HSBC Card Services Inc. March 5, 2007 Date